EXHIBIT 99.1
NW Natural Holdings and NW Natural Announce New Board Members
New Directors Bring Extensive Leadership Experience from Industry-Leading Companies
July 3, 2025
PORTLAND, Ore.--(BUSINESS WIRE)-- NW Natural Holding Company’s (NYSE: NWN) board of directors has appointed Peter Bragdon as a new independent director effective July 12, 2025. Bragdon has also been appointed to the board of directors of Northwest Natural Gas Company (NW Natural), the company’s wholly owned subsidiary effective the same date. In addition, NW Natural has appointed Dave Drinkward to its board of directors effective June 30, 2025.
“We are very excited to welcome both Peter and Dave to our Boards,” said Malia H. Wasson, NW Natural Holdings’ board chair. “They are both leaders at respected, industry-leading companies and their insights will be invaluable as the company continues to grow. We greatly value both Peter and Dave’s contributions to our local Pacific Northwest community, which is in line with NW Natural’s core values.”
Bragdon has served as executive vice president, chief administrative officer and general counsel of Columbia Sportswear Company (Nasdaq: COLM) since 2015. He joined Columbia Sportswear Company in 1999 and held a series of progressive leadership roles including, vice president, general counsel and secretary; senior vice president of legal and corporate affairs, general counsel and secretary; and executive vice president, chief administrative officer, general counsel and secretary. From January 2003 through June 2004, Bragdon served as chief of staff in the Oregon Governor’s office. In 2017, he assumed oversight of Columbia Sportswear's international distributor business.
Bragdon currently serves as chair of the board of the Oregon Community Foundation. He also serves on the boards of the World Federation of the Sporting Goods Industry, the Footwear Distributors and Retailers of America, and the Board of Trustees of Reed College.

Bragdon received a Juris Doctorate from Stanford Law School, a Master of Studies in Law from Yale Law School and a Bachelor of Arts degree from Amherst College.
Drinkward has served as president and CEO of Hoffman Construction Company (Hoffman) since November 2018. Over the course of his career at Hoffman, he has held several leadership roles including executive vice president, vice president, business systems manager, and general counsel.
Drinkward serves on the boards of several organizations including Hoffman, Meals on Wheels People, the ACE Mentor Program of America, the Oregon Business Council, and is a Trustee of Willamette University.
He holds a Bachelor of Arts in Psychology from Linfield College and a Juris Doctor from Willamette University College of Law.
Additional information is available at nwnaturalholdings.com.
Media Contact:
David Roy
(503) 610-7157

Investor Contact:
Nikki Sparley
(503) 721-2530
About NW Natural Holdings
Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) is headquartered in Portland, Oregon and has been doing business for over 166 years. NW Natural Holdings through its subsidiaries provides critical energy and delivers essential water and wastewater services to nearly one million meters across seven states. We have a longstanding commitment to safety, environmental stewardship, and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for four years running as one of the World’s Most Ethical Companies®. NW Natural Gas Company consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.